Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Eli Lilly and Company for the registration of an indeterminate amount of debt securities and to the incorporation by reference therein of our reports dated February 9, 2007, with respect to the consolidated financial statements of Eli Lilly and Company, Eli Lilly and Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eli Lilly and Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Indianapolis, Indiana
March 5, 2007